Exhibit 10.1
Execution Version

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is dated as of January 28, 2015 by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1 Crescent Drive, Suite 203, Navy Yard, Philadelphia, Pennsylvania 19112 (“RAI”) and Jeffrey D. Blomstrom (the “Executive”).
BACKGROUND
WHEREAS, RAI desires to continue to employ the Executive as Senior Vice President of RAI, and Executive desires to continue to be so employed, pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the promises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, RAI and Executive hereby agree as follows:
AGREEMENT
1.Employment. During the term of this Agreement, Executive shall be employed as a Senior Vice President of RAI.
2.Duties. Executive shall report to the Chief Executive Officer of RAI or such other senior executives of RAI as the Chief Executive Officer of RAI shall direct. Executive shall serve RAI diligently, competently and to the best of his abilities consistent with his past performance of services to RAI. Executive shall devote substantially all of his time and attention to the business of RAI and its Affiliates (as defined below), and shall not undertake any other duties which conflict with these responsibilities. Executive shall render such services as may reasonably be required of him to accomplish the business purposes of RAI, and such duties as may be assigned to him from time to time and which are appropriate for his position at RAI. In addition, it shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, and manage personal investments; provided that such activities do not interfere in any material respect with the performance of Executive’s responsibilities to RAI and its Affiliates in accordance with this Agreement. For purposes of this Agreement, “Affiliate” means (a) a direct or indirect majority owned subsidiary of RAI, (b) an entity under RAI’s management pursuant to a written management agreement or (c) a joint venture for which RAI has substantial operational and financial management responsibility.
3.Term. Executive’s employment hereunder shall commence on the date hereof and continue in full force and effect for a period of one (1) year, unless sooner terminated in accordance with the provisions hereof (the “Term”). The Term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current Term of one (1) year from such day.
4.Compensation.
(a)Base Compensation. During the period of employment with RAI, RAI shall pay to Executive a base salary “Base Compensation” in an amount established by the Board of Directors of RAI (the “Board”), which is initially an amount equal to Three Hundred Seventy-Five Thousand Dollars ($375,000) per annum (the “Initial Level”). The Base Compensation will be paid in accordance with the general payroll practices by which RAI pays its executive officers. It is understood that RAI, through the Compensation Committee of the Board, will review Executive’s performance on an annual basis and increase or decrease (but in no event below the Initial Level) such Base Compensation, based upon Executive’s performance.
(b)Incentive Compensation. During the Term, Executive may receive incentive compensation in the form of cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon Executive’s performance.
5.Benefits. Executive shall be entitled to receive the following benefits from RAI independent of any other benefits which Executive may receive from RAI or otherwise:
(a)Participation in Plans. Executive (and his dependents, where applicable) shall be entitled to participate, at the same cost-sharing basis as similarly situated senior officers of RAI, in all applicable savings and retirement plans, practices, policies, and programs of RAI and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Executive is eligible under the terms of such plans or programs. Nothing in this Agreement or otherwise shall prevent RAI from amending or terminating any savings and retirement, welfare or other employee benefit plans, practices, policies, and programs from time to time as RAI deems appropriate.
(b)Disability. Executive shall be eligible, at the same cost-sharing basis as similarly situated senior officers of RAI, for any short and long-term disability and any life insurance plans or programs that are available to other similarly situated senior officers of RAI, in each case, to the extent Executive is eligible under the terms of such plans or programs.
(c)Reimbursement of Expenses. RAI shall reimburse Executive for all reasonable expenses incurred by Executive in the performance of his duties, including, without limitation, expenses incurred during business-related travel, in accordance with RAI’s expense reimbursement policies applicable to other similarly situated senior officers of RAI. Executive shall present to RAI, from time to time, an itemized account of such expenses in such form as may be required by RAI in accordance with RAI’s expense reimbursement policies.
(d)Personal Time Off. Executive shall be entitled to a number of days of personal time off during each calendar year, at the same level as other similarly situated senior officers of RAI, which shall be no less than the amount set forth in RAI’s company policies. This includes days used for vacation, illness or other personal matters but is exclusive of such office holidays as may be designated by RAI. Currently RAI does not provide senior officers with a specified number of days of personal time off during each year. Senior officers are permitted to take a reasonable number of days of personal time off each year, consistent with their work requirements, provided the senior officers give prior notice to their supervisors and subject to the terms of any RAI personal time off policy applicable to similarly situated senior officers of RAI.

(e)    Life Insurance. Subject to Executive’s insurability at commercially reasonable rates, during Executive’s employment with RAI, RAI will maintain, and pay the premiums on, a term life insurance policy in the amount One Million Dollars ($1,000,000). Executive, or a trust established by Executive, will be the owner of the insurance policy and will have the sole right to designate the beneficiaries under such policy. Executive acknowledges that RAI will report as Form W-2 income to Executive amounts relating to the premiums paid by RAI on such policy.
6.Termination. Anything herein contained to the contrary notwithstanding, Executive’s employment hereunder shall terminate as follows:
(a)Death. Executive’s employment hereunder shall terminate automatically upon the death of Executive.
(b)Termination by RAI for Cause. RAI may terminate Executive’s employment hereunder for Cause. “Cause” shall encompass the following: (i) Executive has committed any act of fraud against RAI or any one of its Affiliates; (ii) illegal conduct or other misconduct by Executive, in either case that is willful and results in material damage to the business or reputation of RAI or any of its Affiliates; (iii) Executive is charged with a felony or any crime involving moral turpitude; (iv) the continued failure of Executive substantially to perform Executive’s duties under this Agreement (other than as a result of physical illness or injury), after RAI delivers to Executive a written demand for substantial performance that identifies, with reasonable opportunity to cure (in no event less than thirty (30) calendar days), the manner in which RAI believes that Executive has not substantially performed his duties; (v) Executive has failed to follow reasonable written directions of RAI which are consistent with his duties hereunder and not in violation of applicable law, provided that if such failure is curable, Executive shall have thirty (30) calendar days after written notice to cure such failure; or (vi) Executive has breached any of the non-competition, non-solicitation, non-interference and confidentiality covenants set forth in this Agreement.
(c)Termination by RAI without Cause. RAI may terminate Executive’s Employment hereunder without Cause.
(d)Disability. RAI may terminate Executive’s employment hereunder due to illness or other physical or mental disability of the Executive, resulting in his inability to substantially perform the essential functions of the Executive’s employment under this Agreement, with or without reasonable accommodation, for more than one hundred eighty (180) calendar days in the aggregate or a period of ninety (90) consecutive calendar days during any three hundred sixty-five (365)-day period and the Board determines, in good faith and in writing, that Executive, by reason of such illness or other physical or mental disability, is rendered unable to substantially perform the essential functions of his employment under this Agreement (a “Disability”), subject to RAI’s obligations under applicable law. A termination of Executive’s employment by RAI for Disability shall be communicated to Executive by written notice, and shall be effective as of the date set forth in the notice (the “Disability Effective Date”), unless Executive returns to full-time performance of his duties before the Disability Effective Date.
(e)Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason (as defined below) upon written notice to RAI, which notice shall set forth the grounds for such termination and the specific provision of this Agreement on which Executive relies. The notice must be provided within sixty (60) calendar days after the event giving rise to the termination for Good Reason occurs. RAI shall have a period of thirty (30) calendar days during which it may cure any condition reasonably susceptible of cure. If RAI does not correct the grounds for termination during the thirty (30) day period following the notice of termination, Executive’s termination of employment for Good Reason will be effective on the thirtieth (30th) calendar day after receipt of written notice from Executive. For purposes of this Subsection (e) “Good Reason” shall mean: (i) any action by RAI that results in a material diminution in Executive’s position, authority, duties, or responsibilities; (ii) any termination of Executive’s employment by RAI for a reason or in a manner not permitted by this Agreement; (iii) any failure by RAI to comply with Section 10(c) of this Agreement; or (iv) any other substantial or material breach of this Agreement by RAI.
(f)Termination by Executive without Good Reason. Executive may terminate his employment hereunder for any reason other than those set forth in Section 6(e) (other than by such Executive’s death or Disability).
(g)Notice Period. In the event that RAI or Executive desires to terminate Executive’s employment for any reason, other than in the event of the Executive’s death or by RAI for Cause, the terminating party must give the other party four (4) months’ advance written notice of termination (“Notice Period”). During the Notice Period, which will not exceed said four (4) months, Executive will remain employed with RAI upon terms and conditions specified by RAI, including, for example, that RAI may require Executive to provide reasonable transition services and may determine that Executive is not required to report to the offices of RAI during the Notice Period. Although Executive will remain employed by RAI during the Notice Period and is not entitled to become employed or engaged by any other company, partnership, person or entity in any capacity (whether paid or unpaid) during the Notice Period, Executive may be required by the Board to resign as an officer upon or at any time during the Notice Period, upon the request of the Board. Executive will continue to receive Base Compensation and be provided with applicable employee benefits under RAI’s benefit plans during any Notice Period (except that Executive will not be entitled to be granted or receive any new equity awards or new cash incentive bonus or commissions for service during the Notice Period).
7.Effect of Termination.
(a)Death. If Executive’s employment is terminated by reason of Executive’s death during the Term, Executive’s estate or legal representative shall receive:
(i)Any Base Compensation through the Date of Termination (as defined below) that has been earned but not yet been paid;
(ii)Any accrued but unpaid vacation pay (if applicable) through the Date of Termination; and

(iii)Any portion of any outstanding time-based vesting equity award that has not yet become vested as of the Date of Termination shall automatically accelerate and become fully vested immediately prior to the Date of Termination. Any outstanding equity awards held by Executive at the Date of Termination that are subject to performance based vesting conditions shall vest, if at all, in accordance with the terms of the award agreement pursuant to which they were granted.
The payments described in (i) and (ii) above shall be paid in a lump sum as soon as practicable following the Date of Termination but in no event more than thirty (30) calendar days after the Date of Termination (subject to Section 13 below, if applicable). In the event of termination under this Section 7(a), all other benefits, payments or compensation to be provided to Executive hereunder shall terminate and Executive’s rights in any equity or cash incentive plans shall be governed solely by the terms of the applicable plan and grant and/or any otherwise applicable law.
(b)Disability.
(i)Upon Termination of Executive’s employment pursuant to Section 6(d) hereof due to Executive’s Disability, Executive shall be entitled to any portion of Executive’s Base Compensation through the Date of Termination (as defined below) that has been earned but not yet been paid and any accrued but unpaid vacation pay (if applicable) through the Date of Termination, which shall be paid in a lump sum as soon as practicable following the Date of Termination but in no event more than thirty (30) calendar days after the Date of Termination (subject to Section 13 below, if applicable).
(ii)In addition, upon the termination of Executive’s employment pursuant to Section 6(d) hereof due to Executive’s Disability, Executive shall be entitled to receive (A) an amount equal to the lesser of (x) the sum of one (1) year’s Base Compensation, plus a cash amount equal to the Incentive Compensation for the Prior Fiscal Year (as defined in Subsection (f) below), or (y) One Million Dollars ($1,000,000), less (B) any long-term disability benefits paid to Executive under RAI’s long-term disability insurance, subject to Executive’s delivery to RAI of an effective release of all claims against RAI and its Affiliates in the standard form provided by RAI for employee terminations, substantially in the form attached hereto and made a part hereof as Exhibit A (“Release”). The Base Compensation amount shall be paid in regular payroll installments over the twelve (12) month period following the Date of Termination, commencing on the sixtieth (60th) calendar day after the Date of Termination, and the first payment will include any installment payments not yet paid during the sixty (60) calendar day period after the Date of Termination (subject to Section 13 below, if applicable).
(iii)In addition, upon the termination of Executive’s employment pursuant to Section 6(d) hereof due to Executive’s Disability, (A) any portion of any outstanding time-based vesting equity award that has not yet become vested as of the Date of Termination shall automatically accelerate and become fully vested immediately prior to the Date of Termination and (B) any outstanding equity awards held by Executive at the Date of Termination that are subject to performance based vesting conditions shall vest, if at all, in accordance with the terms of the award agreement pursuant to which they were granted.

(c)By RAI for Cause; By Executive Other than for Good Reason. If Executive’s employment is terminated by RAI for Cause during the Term or Executive voluntarily terminates employment during the Term other than for Good Reason, RAI shall pay Executive his Base Compensation through the Date of Termination to the extent earned but not yet paid and any accrued but unpaid vacation pay (if applicable) through the Date of Termination, which amount will be paid in a lump sum as soon as practicable after the Date of Termination but in no event more than thirty (30) calendar days after the Date of Termination (subject to Section 13 below, if applicable). In the event of termination under this Section 7(c), all other benefits, payments or compensation to be provided to Executive hereunder shall terminate and the rights of Executive in any equity or other incentive plans shall be governed solely by the terms of the applicable plan and grant and/or any otherwise applicable law.
(d)By RAI Other than for Cause, Death or Disability; by Executive for Good Reason. If, during the Term, RAI terminates Executive’s employment, other than for Cause, Death or Disability, or Executive terminates employment for Good Reason, then, Executive shall be entitled to any portion of Executive’s Base Compensation through the Date of Termination that has been earned but not yet been paid and any accrued but unpaid vacation pay (if applicable) through the Date of Termination, which shall be paid in a lump sum as soon as practicable following the Date of Termination but in no event more than thirty (30) calendar days after the Date of Termination (subject to Section 13 below, if applicable). In addition, subject to Executive’s delivery to RAI of an effective Release, RAI shall pay or provide to Executive the following in lieu of any further compensation payments to Executive for periods subsequent to the Date of Termination (the “Severance Benefits”):
(i)An amount equal to the lesser of (A) the sum of one (1) year’s Base Compensation, plus a cash amount equal to the Incentive Compensation for the Prior Fiscal Year, or (B) One Million Dollars ($1,000,000). The amount described in this Section 7(d)(i) shall be paid in regular payroll installments over the twelve (12)-month period following the Date of Termination, commencing on the sixtieth (60th) calendar day after the Date of Termination and the first payment will include any installment payments not yet paid during the sixty (60) day period after the Date of Termination (subject to Section 13 below, if applicable); and
(ii)Any portion of any outstanding time-based vesting equity award that has not yet become vested as of the Date of Termination shall automatically accelerate and become fully vested immediately prior to the Date of Termination. Any outstanding equity awards held by Executive at the Date of Termination that are subject to performance based vesting conditions shall vest, if at all, in accordance with the terms of the award agreement pursuant to which they were granted.
(e)For purposes of this Agreement, “Date of Termination” means (i) the date of Executive’s death, (ii) the Disability Effective Date, (iii) the date on which RAI specifies as the date of termination in the notice to Executive of a termination for Cause, or (iv) the last day of the Notice Period in the event Executive’s employment is terminated by RAI for any reason other for Cause, or by the Executive for any reason, unless the parties agree otherwise.

(f)For purposes of this Agreement, the term “Incentive Compensation for the Prior Fiscal Year” means (i) any annual bonus earned and paid or payable to Executive for the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs (the “Prior Fiscal Year”) and (ii) any equity compensation or cash long-term incentive compensation granted to Executive during the Prior Fiscal Year, valued at its grant date value.
(g)In the event Executive’s employment is terminated during the Term by RAI or Executive for any reason other than by RAI for Cause, any annual bonus for a prior fiscal year that was granted but has not been fully paid as of the Date of Termination shall continue to be paid in the same manner and on the same schedule as if Executive had not terminated employment.
8.Restrictive Covenants.
(a)Non-Competition. Executive acknowledges and agrees that, during Executive’s employment with RAI (including employment during the Notice Period), Executive will not, without RAI’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves, or is related to, providing asset management services with respect to structured credit and corporate credit activities within the United States. Executive further agrees that, given the nature of the business of RAI and its Affiliates, a nationwide geographic scope is appropriate and reasonable.
(b)Proprietary Information. Except as and to the extent required by law, Executive agrees that for so long as Executive remains employed by RAI and its Affiliates and at all times after termination of employment with RAI for any reason, Executive will not directly, indirectly or otherwise, disclose, publish, make available to, or use for Executive’s own benefit or the benefit of any person or entity other than RAI or its Affiliates, for any reason or purpose whatsoever other than the benefit of RAI or its Affiliates, any Proprietary Information. For purposes of the preceding sentence, “Proprietary Information” means any and all of the following information: origination information of any kind, evaluation or analysis models or trade secrets, ideas, computations, processes, or operation methods; new product developments, plans or improvements; non-public customer information; financial information or statements; plans or strategies; personnel information or new personnel acquisition plans; projections; business acquisition plans; and other similar matter and information which RAI or its Affiliates owns and will own and use and will use, and/or which is useful in the various businesses of RAI and its Affiliates. “Proprietary Information” shall not include matters or information that are publicly known or become known to the public without violation of the terms of this Agreement, or are generally utilized by other persons or entities engaged in the same business or businesses as RAI and its Affiliates. Any failure to mark or designate Proprietary Information as “confidential” or “secret” shall not affect its status as Proprietary Information subject to the terms of this Agreement. Executive shall keep the Proprietary Information in the strictest confidence and trust.

(c)Non-Solicitation of Employees or other Service Providers. Executive covenants and agrees that during the term of Executive’s employment by RAI and its Affiliates and for the twelve (12)-month period following Executive’s termination of employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly through others, (i) recruit, solicit, or attempt to induce, any employee, officer, contractor, or other business associate of RAI or any of its Affiliates, whether such person is presently employed by or providing services to such person/entity or may hereinafter be so employed or engaged in a service relationship during the Restricted Period, to terminate such person’s employment with, or otherwise cease such person’s service relationship with, RAI or any of its Affiliates, or otherwise interfere with the employment or service relationship between such person and RAI or its Affiliates, unless RAI or its Affiliates, as applicable, first terminates the employment or service relationship with such person or gives its written consent to such employment or service, or offer of employment or service or (ii) engage in any preparations, plans, or other actions designed to enable or assist Executive to take any action that, if such action were to be taken during the term of the Restricted Period, would violate any provision of this Section 8(c).
(d)Non-Solicitation of Customers. Executive covenants and agrees that during the term of Executive’s employment by RAI and its Affiliates and during the Restricted Period, Executive shall not, either directly or indirectly through others:
(i)Solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate, or do business with, any customer for whom RAI or any of its Affiliates provided goods or services within twelve (12) months prior to Executive’s date of termination or any actively sought prospective customer of RAI or any of its Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by RAI or any of its Affiliates during Executive’s employment with RAI or any of its Affiliates, or
(ii)Encourage any customer for whom RAI or any of its Affiliates provided goods or services within twelve (12) months prior to Executive’s date of termination to reduce the level or amount of business such customer conducts with RAI or any of its Affiliates.
9.Equitable Relief.
(a)Executive acknowledges and agrees that the business of RAI and its Affiliates is highly competitive, that the Proprietary Information has been developed by RAI and its Affiliates at significant expense and effort, and that the restrictions contained in Section 8 are reasonable and necessary to protect the legitimate business interests of RAI and its Affiliates. Because Executive’s services are personal and unique and Executive has had and will continue to have access to and has become and will continue to become acquainted with Proprietary Information, the parties to this Agreement acknowledge and agree that any breach by Executive of any of the covenants or agreements contained in Section 8 will result in irreparable injury to RAI or its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, RAI or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in Section 9(b) below) to seek to enforce Section 8 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that RAI or any of its Affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 8. Provided that RAI is not in material breach of this Agreement, Executive agrees that in any action in which RAI or any of its Affiliates seeks injunction, specific performance, or other equitable relief, Executive will not assert or contend that any of the provisions of Section 8 are unreasonable or otherwise unenforceable. Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this Section may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by way of a nationally recognized commercial overnight delivery service (e.g., Federal Express/United Parcel Service) provided proof of delivery is recorded by such service.
(b)Executive acknowledges and agrees that in the event Executive breaches any of the covenants or agreements contained in Section 8, RAI shall thereafter be obligated only for the Base Compensation through the Date of Termination to the extent earned but not yet paid, any accrued but unpaid vacation pay (if applicable) through the Date of Termination and accrued benefits (including, but not limited to, any vested stock or similar vested grants/awards, if applicable) provided in any RAI benefit plans, policies or practices then applicable to Executive in accordance with the terms thereof and/or applicable law, and all payments under Section 7(b) or Section 7(d) of this Agreement shall cease.
(c)If any portion of the covenants or agreements contained in Section 8 and this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in Section 8 or this Section 9 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in Section 8 and this Section 9 shall survive the termination of Executive’s employment hereunder.
10.Assignment.
(a)This Agreement is personal to Executive and, without the prior written consent of RAI, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon RAI and its successors and assigns, and RAI may assign this Agreement to any company in which RAI has a membership or ownership interest of not less than 33% and/or voting control of the board or other governing body of such assignee. In the event of any assignment, RAI shall act as guarantor of the obligations to Executive by the assignee hereunder.
(c)RAI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of RAI expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RAI would have been required to perform it if no such succession had taken place. As used in this Agreement, “RAI” shall mean both RAI as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

11.Non-Exclusivity of Rights; Resignation from Boards; Company Policies.
(a)Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by RAI and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments described in Section 7(d) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to employees of RAI.
(b)If Executive’s employment with RAI terminates for any reason, Executive shall immediately resign from all boards of directors of RAI, any of its Affiliates and any other entities for which Executive serves as a representative of RAI or any of its Affiliates.
(c)Executive agrees that Executive will be subject to any compensation clawback, recoupment and stock ownership policies that are applicable to similarly situated senior officers, as in effect from time to time and as approved by the Board or a duly authorized committee thereof. Notwithstanding the forgoing, to the extent permitted by applicable law and regulation, any clawback of equity awards shall only apply to the extent that the grant documents of any such award so provide.
12.Miscellaneous.
(a)Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, provided that such invalid, illegal or unenforceable provision shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.
(b)Modification of Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.
(c)Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.
(d)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws.

(e)Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as to which either party may notify the other in accordance with this Section 12(e).
If to RAI:
Resource America, Inc.
1 Crescent Drive, Suite 203 Navy Yard
Philadelphia, PA 19112
Attn: General Counsel

With a copy to:

Mims Maynard Zabriskie
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

If to Executive:
At the address in RAI’s payroll records.

(f)Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and RAI shall withhold from any payments under this Agreement all federal, state and local taxes as RAI is required to withhold pursuant to any law or governmental rule or regulation. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.
(g)Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.
(h)Survivability. The respective rights and obligations of the parties under this Agreement that are intended to survive the termination of Executive’s employment with RAI shall survive any termination of Executive’s employment.
13.Section 409A.
(a)Payment Delay. Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” of a publicly traded corporation under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, with interest (if applicable), shall be paid in a lump sum payment within ten (10) calendar days after the end of the six (6)-month period. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, with interest (if applicable), shall be paid to the personal representative of Executive’s estate within sixty (60) calendar days after the date of Executive’s death. A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.
(b)Section 409A Compliance. This Agreement is intended to comply with the requirements of section 409A of the Code, or an exemption thereto, and shall in all respects be administered in accordance with section 409A of the Code, to the extent applicable. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.
RESOURCE AMERICA, INC.

By:_______________________
Name: Jeffrey F. Brotman
Title: Executive Vice President

Jeffrey D. Blomstrom

__________________________

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

WHEREAS, Jeffrey D. Blomstrom (“Executive”) previously has been employed by Resource America, Inc. (the “Company”) as Senior Vice President;

WHEREAS, Executive acknowledges that his employment terminated [with/without cause or with/without good reason] on ______________;

WHEREAS, Company and Executive wish to enter into this Waiver and Release Agreement (“Agreement”) pursuant to the terms of Executive’s Employment Agreement; and

THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and in Executive’s Employment Agreement, the Company and Executive agree as follows:

1.    Executive, for and on behalf of himself and Executive’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, subject to the provisions of Paragraph 3 hereof, forever waives, releases, discharges, and covenants not to sue Company, its past, present, former and future members, owners, parents, affiliates, subsidiaries, divisions, successors, licensees, assigns, and employees, officers, directors, agents, insurers, and attorneys thereof (hereinafter also referred to as the “Released Parties”), from and for any and all of Executive’s potential or actual causes of action, any attorney’s fees arising from or relating to the decision to end his employment, or any event occurring on or prior to the Effective Date (as defined in Paragraph 10 below) of this Agreement, which are known or unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to Company and/or any of the other Released Parties, including, but not limited to, any insurance coverage, deferred compensation, benefits, incentive compensation, bonuses, premiums, or medical expenses, or on account of any alleged conduct of the Released Parties which might be alleged by Executive to be unlawful or in any way related to Executive’s employment with Company, including, without limitation: (1) any and all claims for monetary damages under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq., and the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; (2) any and all other claims under federal, state or local laws, including but not limited to the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission, the Pennsylvania Minimum Wage Law and any tort, contract, and quasi-contract or other common law claims, including claims for wrongful termination, retaliation, breach of implied or express contract, negligent or intentional infliction of emotional distress (outrage), negligent hiring, negligent supervision, negligence, wantonness, invasion of privacy, defamation, slander, libel, misrepresentation, civil conspiracy, assault, battery, intentional interference with business or contractual relations, and any and all other state or local laws that may apply to Executive, up to the date of the execution of this Agreement; and (3) any other provision of federal, state or local statutory or common law or regulation, with the exception of any action the law precludes Executive from waiving by agreement, including but not limited to any claims that Executive may have for unemployment or workers’ compensation under the laws of Pennsylvania, any claim that the Company breached its commitments under this Agreement and any claim for indemnification for acts and omissions to act as an officer, manager, member, director or employee of the Company or any subsidiary thereof to the maximum extent permitted under the LLC Agreement and other of the Company’s (or applicable subsidiary’s) applicable governing instruments and applicable law.

2.    Except as otherwise prohibited by applicable law, Executive, for and on behalf of himself and Executive’s heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, subject to the provisions of Paragraph 3 hereof, also agrees and covenants not to file a lawsuit or claim in arbitration to assert any claim with respect to Executive’s employment with Company, or the cessation of employment with Company, or any event occurring on or prior to the Effective Date (as defined in Paragraph 10 below) of this Agreement. Except as otherwise prohibited by applicable law, any claim, charge, complaint, or lawsuit filed in violation of this Agreement by Executive, for and on behalf of himself or Executive’s heirs, beneficiaries, executors, administrators, attorneys, successors, or assigns shall automatically constitute a breach of this Agreement. Subject to the provisions of Paragraph 3 hereof, Executive further agrees that he will not disparage any of the Released Parties, and that he hereby waives any and all rights to reinstatement or future employment with Company. Executive represents that he has not filed any complaints or charges against the Company with any local, state, federal or foreign agency or court.

3.    The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable. Company and Executive agree that nothing in this Agreement prevents or prohibits Executive from: (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Executive agrees to give prompt written notice to Company so as to permit Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, Executive agrees and acknowledges, however, that Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, Company will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.

Company and Executive further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. Executive retains the right to participate in any such action and to seek any appropriate non-monetary relief. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to the government and such right is not limited by any non-disparagement claims. Company and Executive agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and the Agreement does not prohibit or interfere with those rights. Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf.

4.    Subject to the provisions of Paragraph 3 hereof, Executive agrees that the terms and conditions of this Agreement shall remain strictly confidential, and Executive further agrees not to disclose to any third party, other than legal counsel or immediate family members, the terms and conditions of this Agreement, except as may be required by law.

5.    As consideration for Executive’s promises and covenants contained herein, Company shall pay Executive the amounts identified in, and pursuant to the terms of, Executive’s Employment Agreement.

6.    Nothing contained in this Agreement, or the fact of its submission to Executive, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of Company or the other Released Parties of any violation of federal, foreign, state or local statutory or common law or regulation.

7.    Executive acknowledges that he has entered into this Agreement freely, knowingly, and voluntarily; it is further understood and agreed that this Agreement was reached and agreed to by the Parties in order to avoid the expense of any potential claims or disputes.

8.    Executive and Company each knowing and voluntarily agree and expressly acknowledge that this Agreement includes a waiver and release of all claims which Executive has or may have to collect monetary damages under the ADEA, including, but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement.

a.	Executive has read carefully the terms of this Agreement and understands the meaning and effect of this Agreement.

b.	Executive is advised to consult an attorney before signing this Agreement.

c.	The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

d.	Executive is granted twenty-one (21) days after he is presented with this Agreement to decide whether or not to sign it.

e.
Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days after his signing this Agreement, and the waiver and release of all claims Executive may have under the ADEA pursuant to this Paragraph 7 shall not become effective or enforceable until that revocation period has expired without Executive having revoked the waiver and release of claims under the ADEA.

f.
Executive hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing his rights and claims only in exchange for consideration (something of value) in addition to anything of value to which he is already entitled.

9.    Executive agrees and acknowledges that he has read this Agreement carefully and fully understands all of its provisions. This Agreement constitutes the entire agreement among the parties hereto with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between the parties regarding such matters. However, this Agreement does not supersede Executive’s Employment Agreement or otherwise alter Executive’s and the Company’s post-employment obligations pursuant to that Employment Agreement.

10.    This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Any suit, claim or other legal proceeding brought by Executive and arising out of or relating to Executive’s employment, his resignation of employment, or this Agreement shall be brought exclusively in the federal or state courts located within Pennsylvania, and Executive and Company hereby submit to personal jurisdiction in the Commonwealth of Pennsylvania and to venue in such courts.

11.    This Agreement shall not become effective or enforceable until the eighth day following Executive’s execution of this Agreement without Executive having previously revoked this Agreement (the “Effective Date”). Executive shall have the right to revoke this Agreement at any time during the seven (7) day period immediately following his execution of it. In order to revoke this Agreement, Executive must submit written notice of his revocation to __________________ via email (____________) and certified U.S. Mail, _____________________, such that the notice is received by said person before the expiration of the seven-day revocation period.

12.    This Agreement may not be modified, altered or changed except by an express written document signed by all parties hereto, wherein specific reference is made to this Agreement.

13.    The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any provision of this Agreement be declared or be determined by any tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.    This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of Company, and any such successor or assign shall be deemed substituted for all purposes for Company under the terms of this Agreement. This Agreement may not be assigned by Executive.

15.    This Agreement may be executed in counter-parts, and authentic copies, facsimile signatures and electronic reproductions shall be deemed to be original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date specified below.

Dated:	By:
Jeffrey D. Blomstrom

Dated:	By:

On Behalf of Resource America, Inc.